Exhibit 99.1

CONTACT:	Investor Relations	Corporate Communications
	404-715-2170	404-715-2554
	InvestorRelations@delta.com	Media@delta.com

Delta Air Lines Announces June Quarter 2025 Financial Results

Delivered June quarter results in line with April guidance, with continued strength in diverse revenue streams driving double-digit margins

Expect September quarter earnings per share of $1.25 to $1.75 with a 9 to 11 percent operating margin

Restoring full year guidance with expectation for earnings per share of $5.25 to $6.25 and free cash flow of $3 to $4 billion

Announced a 25 percent increase to dividend payment beginning in September quarter

ATLANTA, July 10, 2025 – Delta Air Lines (NYSE: DAL) today reported financial results for the June quarter and provided its outlook for the September quarter and full year 2025. Highlights of the June quarter, including both GAAP and adjusted metrics, are on page five and incorporated here.

“In the June quarter, Delta delivered record revenue on a 13 percent operating margin, generating $1.8 billion in pre-tax profit and leading network peers across key operational metrics. This strong performance is a direct reflection of the outstanding contributions of our people, who continue to set the bar for industry performance,” said Ed Bastian, Delta’s chief executive officer.

“As we look to the second half of our centennial year, we remain focused on executing our strategic priorities and managing the levers within our control to deliver strong earnings and cash flow. Reflecting our confidence in the business, we are restoring financial guidance with an expectation for earnings per share of $5.25 to $6.25 and free cash flow of $3 to $4 billion, consistent with our long-term free cash flow targets.”

June Quarter 2025 GAAP Financial Results

•	Operating revenue of $16.6 billion
•	Operating income of $2.1 billion with an operating margin of 12.6 percent
•	Pre-tax income of $2.6 billion with a pre-tax margin of 15.5 percent
•	Earnings per share of $3.27
•	Operating cash flow of $1.9 billion
•	Payments on debt and finance lease obligations of $2.9 billion
•	Total debt and finance lease obligations of $15.1 billion at quarter end

June Quarter 2025 Non-GAAP Financial Results

•	Operating revenue of $15.5 billion
•	Operating income of $2.0 billion with an operating margin of 13.2 percent
•	Pre-tax income of $1.8 billion with a pre-tax margin of 11.6 percent
•	Earnings per share of $2.10
•	Operating cash flow of $1.8 billion

1

Financial Guidance1

FY 2025
Earnings Per Share	$5.25 - $6.25
Free Cash Flow ($B)	$3 - $4
Gross Leverage[2]	Less than 2.5x

3Q25
Total Revenue YoY	0% - 4%
Operating Margin	9% - 11%
Earnings Per Share	$1.25 - $1.75

[1]Non-GAAP measures; Refer to Non-GAAP reconciliations for historical comparison figures [2]Adjusted debt to EBITDAR

Revenue Environment and Outlook

“Delta generated record June quarter revenue of $15.5 billion, approximately 1 percent higher than prior year. Through the quarter, demand trends stabilized at levels that are flat to last year and we continued to see resilience in our diverse, high-margin revenue streams. The team did a great job leveraging Delta’s structural advantages to optimize performance in this environment,” said Glen Hauenstein, Delta’s president.

“For the September quarter, we expect total revenue to be flat to up 4 percent compared to the prior year, with unit revenue trends expected to improve through the second half of the year as we continue to adjust capacity and the industry further rationalizes supply.”

•	Record quarterly revenue: Delta’s total revenue was a record $15.5 billion, approximately 1 percent higher than the June quarter of 2024 on 4 percent capacity growth. Adjusted total unit revenue (TRASM) was down 3 percent compared to prior year, consistent with expectations.
•	Diversified revenue streams remain resilient: Diverse, high margin revenue streams contributed 59 percent of total revenue, underpinning Delta’s differentiated business model. Premium revenue continued to outpace main cabin, growing 5 percent on a year-over-year basis. Loyalty revenue was up 8 percent, driven by co-brand spend growth and card acquisitions. American Express remuneration was $2 billion, up 10 percent year-over-year. Cargo and MRO revenue grew 7 percent and 29 percent, respectively.
•	International performed well through peak summer period: International revenue grew 2 percent during the quarter. Continued restoration of the Transpacific network supported by double-digit capacity growth in the region drove record Pacific revenue, up 11 percent compared to the second quarter of 2024. Strong demand for Transatlantic travel continued as Delta expanded service to European destinations for the peak summer period with revenue growing 2 percent above record 2024 levels.
•	Corporate demand environment remains steady: Corporate sales* in the June quarter were up low-single digits over the prior year, led by Domestic.

*Corporate sales represent the revenue from tickets sold to corporate contracted customers, including tickets for travel during and beyond the referenced time period

Cost Performance and Outlook

“Cost execution continues to be an important focus across the enterprise. June quarter non-fuel unit cost growth of 2.7 percent was similar to the March quarter and in line with expectations,” said Dan Janki, Delta’s chief financial officer. “We expect the September quarter will be our best non-fuel unit cost performance of the year, with non-fuel unit costs flat to down compared to 2024. For the full year, we remain on track to deliver non-fuel unit cost growth in the low-single digits year-over-year, consistent with our long-term target.”

2

June Quarter 2025 Cost Performance

•	Operating expense of $14.5 billion and adjusted operating expense of $13.5 billion
•	Adjusted non-fuel costs of $10.5 billion
•	Non-fuel CASM was 13.49¢, an increase of 2.7 percent year-over-year
•	Adjusted fuel expense of $2.5 billion was down 11 percent year-over-year
•	Adjusted fuel price of $2.26 per gallon decreased 14 percent year-over-year with a refinery loss of 1¢ per gallon

Balance Sheet, Cash and Liquidity

“During the first half of the year, we generated free cash flow of $2 billion, supporting our full year expectation for $3 to $4 billion of free cash flow,” Janki said. “With strong cash generation, we are well-positioned to deliver on our capital allocation priorities as we reinvest in the business, pay down $3 billion of debt this year, and return cash to shareholders, including a 25 percent increase to our quarterly dividend beginning in the September quarter.”

•	Adjusted net debt of $16.3 billion at June quarter end, a reduction of $1.7 billion from the end of 2024
•	Payments on debt and finance lease obligations for the June quarter of $2.9 billion
•	Weighted average interest rate of 4.6 percent with 95 percent fixed rate debt and 5 percent variable rate debt
•	Adjusted operating cash flow in the June quarter of $1.8 billion, and with gross capital expenditures of $1.2 billion, free cash flow was $733 million
•	Air Traffic Liability ended the quarter at $8.9 billion
•	Liquidity* of $6.4 billion at quarter-end, including $3.1 billion in undrawn revolver capacity

*Includes cash and cash equivalents, short-term investments and undrawn revolving credit facilities

3

June Quarter 2025 Highlights

Operations, Network and Fleet

•	Recognized as the Best U.S. Airline by The Points Guy for the seventh consecutive year based on operational reliability, customer experience, cost, reach and loyalty
•	Operated the most on-time airline in the June quarter, leading competitive set in on-time departures and arrivals and network peers in completion factor[1]
•	Took delivery of 10 aircraft during the June quarter, bringing the total year-to-date to 19, including the A350-900, A330-900, A321neo and A220-300
•	Retired 10 aircraft during the June quarter, bringing the total to 14 retirements year-to-date
•	Announced strengthened partnership with WestJet through a minority equity stake, supporting future benefits for travelers, including an elevated, more seamless travel experience for customers worldwide, subject to regulatory approvals and satisfaction of other customary closing conditions
•	Announced plans to build global partnership with IndiGo, Air France-KLM and Virgin Atlantic, connecting India with Europe and North America in the future, subject to regulatory approvals
•	Expanded joint venture with LATAM to Argentina, enhancing connectivity with the U.S. and Canada
•	Launched nonstop flights from SLC to Seoul-Incheon, opening a new gateway between the U.S. and Asia
•	Announced nonstop service from SEA to Barcelona and Rome beginning May of 2026
•	Began operating Delta’s most expansive Transatlantic schedule ever, including new and increased service to Barcelona, Sicily, Copenhagen, Dublin, Milan, Naples and more European destinations

Culture and People

•	Accrued $470 million toward profit sharing in the June quarter, resulting in $594 million accrued year-to-date
•	Provided a 4 percent base pay increase for eligible employees worldwide, the fourth consecutive annual increase since 2022, reflecting Delta’s commitment to industry-leading pay for industry-leading performance
•	Named No. 3 in the Fortune ReturnOnLeadership® ranking of the top 100 companies in the Fortune 500 based on strong leadership, strategic alignment and clear vision for the future, the highest-ranked airline
•	Recognized as one of the 50 most community-minded companies in the U.S. for the eighth consecutive year by Points of Light
•	Partnered with the Best Defense Foundation for the Normandy Legacy Flight for the fourth year, chartering over 20 WWII veterans to Normandy, France to commemorate the 81st anniversary of D-Day
•	Recognized as the No. 1 corporate blood drive sponsor with the American Red Cross for the eighth consecutive year with a record 16,178 units of blood collected at 386 blood drives in the last 12 months
•	Over 4,400 Delta volunteers completed 155 community service events and contributed over 8,600 hours of service across 8 countries during Global Volunteer Month in April

Customer Experience and Loyalty

•	Ranked No. 1 in J.D. Power’s Premium Economy Satisfaction survey for the third consecutive year
•	Awarded Best Airline Staff in North America for fourth consecutive year at the Skytrax World Airline Awards
•	Launched Fly Delta app 7.0, enhancing the customer experience with real-time updates and seamless upgrade redemptions
•	Opened the Delta One Lounge in SEA with seating for over 200 customers, complementing the new Delta Sky Club one level below with the two spaces totaling 24,000 square feet
•	Opened eighth and largest Delta Sky Club in ATL located in Concourse D, with seating for over 500 guests
•	Empowering customers with choice through the announcement of new product experiences tailored to individual budgets and priorities on flights starting October 1
•	Named Best Global Airline for the Americas by the Airline Passenger Experience Association (APEX), further strengthening Delta’s position as a global leader in premium travel
•	Launched Uber partnership enabling SkyMiles members to earn miles on select rides and deliveries; expanded to offer 6-12 months of complimentary Uber One for select Delta American Express cardholders
•	Expanded partnership with Missoni to include a Delta One bedding set and a refreshed amenity kit
•	Continued the roll out of fast, free Wi-Fi for SkyMiles Members with 925 aircraft equipped and 95 percent of the mainline fleet expected to be equipped by the end of 2025

Environmental Sustainability

•	Issued the 2024 Delta Difference Report, highlighting Delta’s continued commitment to a more sustainable future of travel while investing in its people and supporting local communities
•	Achieved 1 percent fuel burn savings from operational improvements, equating to 45 million gallons[2] of jet fuel savings, as a part of Delta’s decarbonization journey

1FlightStats preliminary data for Delta flights system wide, Delta’s competitive set (AA, UA, B6, AS, WN, and DL) and Delta’s network peers (AA, UA, and DL) from April 1 - June 30, 2025. On-time is defined as A0

2Compared to 2019, and relative to what we would have used if Delta had not undertaken any fuel efficiency efforts, not including fleet renewal

4

June Quarter 2025 Results

June quarter results have been adjusted primarily for third-party refinery sales and gains/losses on investments as described in the reconciliations in Note A.

	GAAP		$		%
($ in millions except per share and unit costs)	2Q25	2Q24	Change		Change
Operating income	2,102	2,267	(165)		(7)%
Operating margin	12.6%	13.6%	(1.0	) pts	(7)%
Pre-tax income	2,574	1,773	801		45%
Pre-tax margin	15.5%	10.6%	4.9	pts	46%
Net income	2,130	1,305	825		63%
Diluted earnings per share	3.27	2.01	1.26		63%
Operating revenue	16,648	16,658	(10)		–%
Total revenue per available seat mile (TRASM) (cents)	21.44	22.31	(0.87)		(4)%
Operating expense	14,546	14,391	155		1%
Cost per available seat mile (CASM) (cents)	18.73	19.28	(0.55)		(3)%
Fuel expense	2,458	2,813	(355)		(13)%
Average fuel price per gallon	2.21	2.64	(0.43)		(16)%
Operating cash flow	1,856	2,450	(594)		(24)%
Capital expenditures	1,209	1,308	(99)		(8)%
Total debt and finance lease obligations	15,056	17,983	(2,927)		(16)%

	Adjusted		$		%
($ in millions except per share and unit costs)	2Q25	2Q24	Change		Change
Operating income	2,048	2,269	(221)		(10	) %
Operating margin	13.2%	14.7%	(1.5	) pts	(10	) %
Pre-tax income	1,805	2,002	(197)		(10	) %
Pre-tax margin	11.6%	13.0%	(1.4	) pts	(11	) %
Net income	1,370	1,528	(158)		(10	) %
Diluted earnings per share	2.10	2.36	(0.26)		(11	) %
Operating revenue	15,507	15,407	100		1%
TRASM (cents)	19.97	20.64	(0.67)		(3)%
Operating expense	13,458	13,138	320		2%
Non-fuel cost	10,476	9,808	668		7%
Non-fuel unit cost (CASM-Ex) (cents)	13.49	13.14	0.35		2.7%
Fuel expense	2,512	2,811	(299)		(11	) %
Average fuel price per gallon	2.26	2.64	(0.38)		(14	) %
Operating cash flow	1,844	2,458	(614)		(25	) %
Free cash flow	733	1,274	(541)		(42	) %
Gross capital expenditures	1,168	1,216	(48)		(4	) %
Adjusted net debt	16,316	18,803	(2,487)		(13	) %

5

About Delta Air Lines Through exceptional service and the power of innovation, Delta Air Lines (NYSE: DAL) never stops looking for ways to make every trip feel tailored to every customer.

There are 100,000 Delta people leading the way to deliver a world-class customer experience on up to 5,000 peak day Delta and Delta Connection flights to more than 290 destinations on six continents, connecting people to places and to each other.

Delta served more than 200 million customers in 2024 – safely, reliably and with industry-leading customer service innovation – and was recognized by J.D. Power this year for being No. 1 in First/Business and Premium Economy Passenger Satisfaction. The airline also was recognized as the top U.S. airline by the Wall Street Journal and as North America’s most on-time airline in 2024 and our people earned the Platinum Award for Operational Excellence from Cirium.

We remain committed to ensuring that the future of travel is connected, personalized and enjoyable. Our people’s genuine, enduring motivation is to make every customer feel welcomed and cared for across every point of their journey with us.

Headquartered in Atlanta, Delta operates significant hubs and key markets in Amsterdam, Atlanta, Bogota, Boston, Detroit, Lima, London-Heathrow, Los Angeles, Mexico City, Minneapolis-St. Paul, New York-JFK and LaGuardia, Paris-Charles de Gaulle, Salt Lake City, Santiago (Chile), Sao Paulo, Seattle, Seoul-Incheon and Tokyo.

As the leading global airline, Delta’s mission to connect the world creates opportunities, fosters understanding and expands horizons by connecting people and communities to each other and to their own potential.

A founding member of the SkyTeam alliance and powered by innovative and strategic partnerships throughout the world with Aeromexico, Air France-KLM, China Eastern, Korean Air, LATAM, Virgin Atlantic and WestJet, Delta brings more choice and competition to customers worldwide. Delta’s premium product line is elevated by its unique partnership with Wheels Up Experience.

Delta is America’s most-awarded airline thanks to the dedication, passion and professionalism of its people. In addition to the awards from J.D. Power and Cirium, Delta has been recognized among Fast Company’s Most Innovative Companies; the World’s Most Admired Airline and one of the Best 100 Companies to Work For according to Fortune; one of Glassdoor’s Best Places to Work; the top carrier for business travelers by Business Travel News; and topped 5 categories, including the Best U.S. Airline award, in Forbes Travel Guide’s Verified Air Travel Awards. In addition, Delta has been named to the Civic 50 by Points of Light as one of the most community minded companies in the U.S. and the best U.S. airline by the Points Guy for the past seven years.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections, goals, aspirations, commitments or strategies for the future, should be considered “forward-looking statements” under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees or promised outcomes and should not be construed as such. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections, goals, aspirations, commitments and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the possible effects of serious accidents involving our aircraft or aircraft of our airline partners; breaches or lapses in the security of technology systems we use and rely on, which could compromise the data stored within them, as well as failure to comply with evolving global privacy and security regulatory obligations or adequately address increasing customer focus on privacy issues and data security; disruptions in our information technology infrastructure; our dependence on technology in our operations; increases in the cost of aircraft fuel; extended disruptions in the supply of aircraft fuel, including from Monroe Energy, LLC (“Monroe”), a wholly-owned subsidiary of Delta that operates the Trainer refinery; failure to receive the expected results or returns from our commercial relationships with airlines in other parts of the world and the investments we have in certain of those airlines; the effects of a significant disruption in the operations or performance of third parties on which we rely; failure to comply with the financial and other covenants in our financing agreements; labor-related disruptions; the effects on our business of seasonality and other factors beyond our control, such as changes in value in our equity investments, severe weather conditions, natural disasters or other environmental events, including from the impact of climate change; failure or inability of insurance to cover a significant liability at Monroe’s refinery; failure to comply with existing and future environmental regulations to which Monroe’s refinery operations are subject, including costs related to compliance with renewable fuel standard regulations; significant damage to our reputation and brand, including from exposure to significant adverse publicity or inability to achieve certain sustainability goals; our ability to retain senior management and other key employees, and to maintain our company culture; disease outbreaks or other public health threats, and measures implemented to combat them; the effects of terrorist attacks, geopolitical conflict or security events; competitive conditions in the airline industry; extended interruptions or disruptions in service at major airports at which we operate or significant problems associated with types of aircraft or engines we operate; the effects of extensive regulatory and legal compliance requirements we are subject to; the impact of environmental regulation, including but not limited to regulation of hazardous substances, increased regulation to reduce emissions and other risks associated with climate change, and the cost of compliance with more stringent environmental regulations; and unfavorable economic or political conditions in the markets in which we operate or volatility in currency exchange rates.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission (SEC) filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and other filings filed with the SEC from time to time. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of the date of this press release, and which we undertake no obligation to update except to the extent required by law.

6

DELTA AIR LINES, INC.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
(in millions, except per share data)	2025	2024	$ Change	% Change	2025	2024	$ Change	% Change
Operating Revenue:
Passenger	$13,867	$13,841	$26	–%	$25,347	$24,972	$375	2%
Cargo	212	199	13	7%	421	377	44	12%
Other	2,569	2,618	(49)	(2)%	4,920	5,057	(137)	(3)%
Total operating revenue	16,648	16,658	(10)	–%	30,688	30,406	282	1%

Operating Expense:
Salaries and related costs	4,402	4,012	390	10%	8,485	7,803	682	9%
Aircraft fuel and related taxes	2,458	2,813	(355)	(13)%	4,869	5,410	(541)	(10)%
Ancillary businesses and refinery	1,409	1,463	(54)	(4)%	2,659	2,833	(174)	(6)%
Contracted services	1,155	1,041	114	11%	2,276	2,065	211	10%
Landing fees and other rents	878	766	112	15%	1,729	1,515	214	14%
Regional carrier expense	651	580	71	12%	1,264	1,130	134	12%
Aircraft maintenance materials and outside repairs	591	684	(93)	(14)%	1,237	1,363	(126)	(9)%
Passenger commissions and other selling expenses	673	672	1	–%	1,224	1,222	2	–%
Depreciation and amortization	602	620	(18)	(3)%	1,209	1,235	(26)	(2)%
Passenger service	482	463	19	4%	912	876	36	4%
Profit sharing	470	519	(49)	(9)%	594	644	(50)	(8)%
Aircraft rent	137	138	(1)	(1)%	274	274	–	–%
Other	638	620	18	3%	1,285	1,155	130	11%
Total operating expense	14,546	14,391	155	1%	28,017	27,525	492	2%

Operating Income	2,102	2,267	(165)	(7)%	2,671	2,881	(210)	(7)%

Non-Operating Income/(Expense):
Interest expense, net	(172)	(188)	16	(9)%	(350)	(394)	44	(11)%
Gain/(loss) on investments, net	735	(196)	931	NM	696	(423)	1,119	NM
Loss on extinguishment of debt	(20)	(32)	12	(38)%	(20)	(36)	16	(44)%
Miscellaneous, net	(71)	(78)	7	(9)%	(102)	(133)	31	(23)%
Total non-operating income/(expense), net	472	(494)	966	NM	224	(986)	1,210	NM

Income Before Income Taxes	2,574	1,773	801	45%	2,895	1,895	1,000	53%

Income Tax Provision	(444)	(468)	24	(5)%	(525)	(553)	28	(5)%

Net Income	$2,130	$1,305	$825	63%	$2,370	$1,342	$1,028	77%

Basic Earnings Per Share	$3.28	$2.04			$3.66	$2.10
Diluted Earnings Per Share	$3.27	$2.01			$3.63	$2.08

Basic Weighted Average Shares Outstanding	649	641			647	640
Diluted Weighted Average Shares Outstanding	652	648			652	647

7

DELTA AIR LINES, INC.

Passenger Revenue

(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
(in millions)	2025	2024	$ Change	% Change	2025	2024	$ Change	% Change
Ticket - Main cabin	$6,347	$6,716	$(369)	(5)%	$11,709	$12,141	$(432)	(4)%
Ticket - Premium products	5,899	5,633	266	5%	10,605	10,041	564	6%
Loyalty travel awards	1,092	975	117	12%	2,033	1,820	213	12%
Travel-related services	529	517	12	2%	1,000	970	30	3%
Passenger revenue	$13,867	$13,841	$26	–%	$25,347	$24,972	$375	2%

DELTA AIR LINES, INC.

Other Revenue

(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
(in millions)	2025	2024	$ Change	% Change	2025	2024	$ Change	% Change
Refinery	$1,141	$1,251	$(110)	(9)%	$2,203	$2,436	$(233)	(10)%
Loyalty program	855	836	19	2%	1,662	1,631	31	2%
Ancillary businesses	264	213	51	24%	453	393	60	15%
Miscellaneous	309	318	(9)	(3)%	602	597	5	1%
Other revenue	$2,569	$2,618	$(49)	(2)%	$4,920	$5,057	$(137)	(3)%

DELTA AIR LINES, INC.

Total Revenue

(Unaudited)

		Increase (Decrease)
		2Q25 vs 2Q24
Revenue	2Q25($M)	Change	Unit Revenue	Yield	Capacity
Domestic	$9,318	(1)%	(5)%	(1)%	4%
Atlantic	2,872	2%	(2)%	(2)%	4%
Latin America	954	(1)%	–%	–%	(1)%
Pacific	723	11%	(1)%	(6)%	11%
Passenger Revenue	$13,867	–%	(4)%	(2)%	4%
Cargo Revenue	212	7%
Other Revenue	2,569	(2)%
Total Revenue	$16,648	–%	(4)%
Third Party Refinery Sales	(1,141)
Total Revenue, adjusted	$15,507	1%	(3)%

8

DELTA AIR LINES, INC.

Statistical Summary

(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2025	2024	Change		2025	2024	Change
Revenue passenger miles (millions)	66,417	65,241	2%		122,095	119,448	2%
Available seat miles (millions)	77,645	74,656	4%		146,045	140,198	4%
Passenger mile yield (cents)	20.88	21.22	(2)%		20.76	20.91	(1)%
Passenger revenue per available seat mile (cents)	17.86	18.54	(4)%		17.36	17.81	(3)%
Total revenue per available seat mile (cents)	21.44	22.31	(4)%		21.01	21.69	(3)%
TRASM, adjusted - see Note A (cents)	19.97	20.64	(3)%		19.50	19.95	(2)%
Cost per available seat mile (cents)	18.73	19.28	(3)%		19.18	19.63	(2)%
CASM-Ex - see Note A (cents)	13.49	13.14	2.7%		13.93	13.58	2.6%
Passenger load factor	86%	87%	(1.8	)pts	84%	85%	(1.6	) pts
Fuel gallons consumed (millions)	1,112	1,066	4%		2,088	1,998	5%
Average price per fuel gallon	$2.21	$2.64	(16)%		$2.33	$2.71	(14)%
Average price per fuel gallon, adjusted - see Note A	$2.26	$2.64	(14)%		$2.35	$2.69	(13)%

9

DELTA AIR LINES, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	June 30,
(in millions)	2025	2024
Cash Flows From Operating Activities:
Net income	$2,130	$1,305
Depreciation and amortization	602	620
(Gain) loss on fair value investments	(731)	199
Changes in air traffic liability	(1,129)	(756)
Changes in profit sharing	469	519
Changes in balance sheet and other, net	515	563
Net cash provided by operating activities	1,856	2,450

Cash Flows From Investing Activities:
Property and equipment additions:
Flight equipment, including advance payments	(996)	(1,007)
Ground property and equipment, including technology	(213)	(301)
Redemption of short-term investments	–	467
Other, net	10	32
Net cash used in investing activities	(1,199)	(809)

Cash Flows From Financing Activities:
Proceeds from long-term obligations	1,998	–
Payments on debt and finance lease obligations	(2,941)	(1,436)
Cash dividends	(97)	(64)
Other, net	(29)	(12)
Net cash used in financing activities	(1,069)	(1,512)

Net (Decrease)/Increase in Cash, Cash Equivalents and Restricted Cash Equivalents	(412)	129
Cash, cash equivalents and restricted cash equivalents at beginning of period	3,941	4,379
Cash, cash equivalents and restricted cash equivalents at end of period	$3,529	4,507

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets to the total of the same such amounts shown above:

Current assets:
Cash and cash equivalents	$3,331	$4,110
Restricted cash included in prepaid expenses and other	96	114
Other assets:
Restricted cash included in other noncurrent assets	102	283
Total cash, cash equivalents and restricted cash equivalents	$3,529	$4,507

10

DELTA AIR LINES, INC.

Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
(in millions)	2025	2024
ASSETS
Current Assets:
Cash and cash equivalents	$3,331	$3,069
Accounts receivable, net	3,755	3,224
Fuel, expendable parts and supplies inventories, net	1,525	1,428
Prepaid expenses and other	2,371	2,123
Total current assets	10,982	9,844

Property and Equipment, Net:
Property and equipment, net	38,926	37,595

Other Assets:
Operating lease right-of-use assets	6,335	6,644
Goodwill	9,753	9,753
Identifiable intangibles, net	5,970	5,975
Equity investments	3,556	2,846
Other noncurrent assets	2,873	2,715
Total other assets	28,487	27,933
Total assets	$78,395	$75,372

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of debt and finance leases	$2,220	$2,175
Current maturities of operating leases	745	763
Air traffic liability	8,893	7,094
Accounts payable	5,063	4,650
Accrued salaries and related benefits	3,822	4,762
Loyalty program deferred revenue	4,498	4,314
Fuel card obligation	1,100	1,100
Other accrued liabilities	2,213	1,812
Total current liabilities	28,554	26,670

Noncurrent Liabilities:
Debt and finance leases	12,836	14,019
Noncurrent operating leases	5,479	5,814
Pension, postretirement and related benefits	3,087	3,144
Loyalty program deferred revenue	4,573	4,512
Deferred income taxes, net	2,626	2,176
Other noncurrent liabilities	3,800	3,744
Total noncurrent liabilities	32,401	33,409

Commitments and Contingencies

Stockholders’ Equity:	17,440	15,293
Total liabilities and stockholders’ equity	$78,395	$75,372

11

Note A: The following tables show reconciliations of non-GAAP financial measures. The reasons Delta uses these measures are described below. Reconciliations may not calculate exactly due to rounding.

Delta sometimes uses information (“non-GAAP financial measures”) that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under the Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures.

Forward Looking Projections. Delta is not able to reconcile forward looking non-GAAP financial measures without unreasonable effort because the adjusting items such as those used in the reconciliations below will not be known until the end of the period and could be significant.

Adjustments. These reconciliations include certain adjustments to GAAP measures that are made to provide comparability between the reported periods, if applicable, and for the reasons indicated below:

Third-party refinery sales. Refinery sales to third parties, and related expenses, are not related to our airline segment. Excluding these sales therefore provides a more meaningful comparison of our airline operations to the rest of the airline industry.

MTM adjustments and settlements on hedges. Mark-to-market (“MTM”) adjustments are defined as fair value changes recorded in periods other than the settlement period. Such fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period, and therefore we remove this impact to allow investors to better understand and analyze our core performance. Settlements represent cash received or paid on hedge contracts settled during the applicable period.

MTM adjustments on investments. Unrealized gains/losses result from our equity investments that are accounted for at fair value in non-operating expense. The gains/losses are driven by changes in stock prices, foreign currency fluctuations and other valuation techniques for investments in certain companies, particularly those without publicly-traded shares. Adjusting for these gains/losses allows investors to better understand and analyze our core operational performance in the periods shown.

Loss on extinguishment of debt. This adjustment relates to early termination of a portion of our debt. Adjusting for these losses allows investors to better understand and analyze our core operational performance in the periods shown.

Operating Margin, adjusted

	Three Months Ended
	June 30, 2025	June 30, 2024
Operating margin	12.6%	13.6%
Adjusted for:
Third-party refinery sales	0.9	1.1
MTM adjustments and settlements on hedges	(0.3)	–
Operating margin, adjusted	13.2%	14.7%

Six Months Ended
June 30, 2025
Operating margin	8.7%
Adjusted for:
Third-party refinery sales	0.7
MTM adjustments and settlements on hedges	(0.1)
Operating margin, adjusted	9.3%

Pre-Tax Income, Net Income, and Diluted Earnings per Share, adjusted

	Three Months Ended			Three Months Ended
	June 30, 2025			June 30, 2025
	Pre-Tax	Income	Net	Earnings
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$2,574	$(444)	$2,130	$3.27
Adjusted for:
MTM adjustments on investments	(735)
MTM adjustments and settlements on hedges	(54)
Loss on extinguishment of debt	20
Non-GAAP	$1,805	$(435)	$1,370	$2.10

12

	Three Months Ended			Three Months Ended
	June 30, 2024			June 30, 2024
	Pre-Tax	Income	Net	Earnings
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$1,773	$(468)	$1,305	$2.01
Adjusted for:
MTM adjustments on investments	196
MTM adjustments and settlements on hedges	1
Loss on extinguishment of debt	32
Non-GAAP	$2,002	$(475)	$1,528	$2.36

Six Months Ended
June 30, 2025
Pre-Tax
(in millions, except per share data)	Income
GAAP	$2,895
Adjusted for:
MTM adjustments on investments	(696)
MTM adjustments and settlements on hedges	(32)
Loss on extinguishment of debt	20
Non-GAAP	$2,187

Operating Revenue, adjusted and Total Revenue Per Available Seat Mile (“TRASM”), adjusted

	Three Months Ended			2Q25 vs 2Q24
(in millions)	June 30, 2025	September 30, 2024	June 30, 2024	% Change
Operating revenue	$16,648	$15,677	$16,658
Adjusted for:
Third-party refinery sales	(1,141)	(1,083)	(1,251)
Operating revenue, adjusted	$15,507	$14,594	$15,407	1%

	Six Months Ended
(in millions)	June 30, 2025	June 30, 2024	% Change
Operating revenue	$30,688	$30,406
Adjusted for:
Third-party refinery sales	(2,203)	(2,436)
Operating revenue, adjusted	$28,485	$27,970	2%

	Three Months Ended		2Q25 vs 2Q24
	June 30, 2025	June 30, 2024	% Change
TRASM (cents)	21.44	22.31
Adjusted for:
Third-party refinery sales	(1.47)	(1.68)
TRASM, adjusted	19.97	20.64	(3)%

13

Operating Income, adjusted

	Three Months Ended
(in millions)	June 30, 2025	June 30, 2024
Operating income	$2,102	$2,267
Adjusted for:
MTM adjustments and settlements on hedges	(54)	1
Operating income, adjusted	$2,048	$2,269

Pre-Tax Margin, adjusted

	Three Months Ended
	June 30, 2025	June 30, 2024
Pre-tax margin	15.5%	10.6%
Adjusted for:
Third-party refinery sales	0.8	1.0
MTM adjustments on investments	(4.4)	1.2
MTM adjustments and settlements on hedges	(0.3)	–
Loss on extinguishment of debt	0.1	0.2
Pre-tax margin, adjusted	11.6%	13.0%

Operating Cash Flow, adjusted. We present operating cash flow, adjusted because management believes adjusting for the following item provides a more meaningful measure for investors:

Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities. We have adjusted for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company’s operating cash flow that is core to our operations in the periods shown.

	Three Months Ended
(in millions)	June 30, 2025	June 30, 2024
Net cash provided by operating activities	$1,856	$2,450
Adjusted for:
Net cash flows related to certain airport construction projects and other	(12)	8
Operating cash flow, adjusted	$1,844	$2,458

Six Months Ended
(in millions)	June 30, 2025
Net cash provided by operating activities	$4,235
Adjusted for:
Net cash flows related to certain airport construction projects and other	53
Net cash provided by operating activities, adjusted	$4,288

Operating revenue, adjusted related to premium products and diverse revenue streams

Three Months Ended
(in millions)	June 30, 2025
Operating revenue	$16,648
Adjusted for:
Third-party refinery sales	(1,141)
Operating revenue, adjusted	$15,507
Less: main cabin revenue	(6,347)
Operating revenue, adjusted related to premium products and diverse revenue streams	$9,160
Percent of operating revenue, adjusted related to premium products and diverse revenue streams	59%

14

Adjusted Non-Fuel Cost and Non-Fuel Unit Cost or Cost per Available Seat Mile, (“CASM-Ex”)

We adjust operating expense and CASM for certain items described above, as well as the following items and reasons described below:

Aircraft fuel and related taxes. The volatility in fuel prices impacts the comparability of year-over-year financial performance. The adjustment for aircraft fuel and related taxes allows investors to better understand and analyze our non-fuel costs and year-over-year financial performance.

Profit sharing. We adjust for profit sharing because this adjustment allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

	Three Months Ended
(in millions)	June 30, 2025	June 30, 2024
Operating expense	$14,546	$14,391
Adjusted for:
Aircraft fuel and related taxes	(2,458)	(2,813)
Third-party refinery sales	(1,141)	(1,251)
Profit sharing	(470)	(519)
Non-Fuel Cost	$10,476	$9,808

	Three Months Ended			2Q25 vs 2Q24
	June 30, 2025	September 30, 2024	June 30, 2024	% Change
CASM (cents)	18.73	18.75	19.28
Adjusted for:
Aircraft fuel and related taxes	(3.17)	(3.61)	(3.77)
Third-party refinery sales	(1.47)	(1.42)	(1.68)
Profit sharing	(0.61)	(0.42)	(0.70)
CASM-Ex	13.49	13.30	13.14	2.7%

Year Ended
December 31, 2024
CASM (cents)	19.30
Adjusted for:
Aircraft fuel and related taxes	(3.66)
Third-party refinery sales	(1.61)
Profit sharing	(0.48)
CASM-Ex	13.54

Operating Expense, adjusted

	Three Months Ended
(in millions)	June 30, 2025	June 30, 2024
Operating expense	$14,546	$14,391
Adjusted for:
Third-party refinery sales	(1,141)	(1,251)
MTM adjustments and settlements on hedges	54	(1)
Operating expense, adjusted	$13,458	$13,138

15

Total fuel expense, adjusted and Average fuel price per gallon, adjusted

				Average Price Per Gallon
	Three Months Ended			Three Months Ended
	June 30,	June 30,		June 30,	June 30,
(in millions, except per gallon data)	2025	2024	% Change	2025	2024	% Change
Total fuel expense	$2,458	$2,813		$2.21	$2.64
Adjusted for:
MTM adjustments and settlements on hedges	54	(1)		0.05	–
Total fuel expense, adjusted	$2,512	$2,811	(11)%	$2.26	$2.64	(14)%

Adjusted Net Debt. We use adjusted gross debt, including fleet operating lease liabilities (comprised of aircraft and engine leases and regional aircraft leases embedded within our capacity purchase agreements) and unfunded pension liabilities (if applicable), in addition to adjusted debt and finance leases, to present estimated financial obligations. We reduce adjusted total debt by cash, cash equivalents, and LGA restricted cash, resulting in adjusted net debt, to present the amount of assets needed to satisfy the debt. Management believes this metric is helpful to investors in assessing the company’s overall debt profile.

(in millions)	June 30, 2025	December 31, 2024	June 30, 2024	2Q25 vs 4Q24 $ Change
Debt and finance lease obligations	$15,056	$16,194	$17,983
Plus: sale-leaseback financing liabilities	1,807	1,835	1,862
Plus: unamortized discount/(premium) and debt issue cost, net and other	5	26	49
Adjusted debt and finance lease obligations	$16,868	$18,055	$19,894
Plus: fleet operating lease liabilities	2,880	3,178	3,410
Plus: unfunded pension liabilities	–	–	16
Adjusted gross debt	$19,749	$21,234	$23,320
Less: cash and cash equivalents	(3,331)	(3,069)	(4,235)
Less: LGA restricted cash	(102)	(184)	(283)
Adjusted net debt	$16,316	$17,980	$18,803	$(1,664)

Gross Capital Expenditures. We adjust capital expenditures for the following item to determine gross capital expenditures for the reason described below:

Net cash flows related to certain airport construction projects. Cash flows related to certain airport construction projects are included in capital expenditures. We adjust for these items because management believes investors should be informed that a portion of these capital expenditures from airport construction projects are either funded with restricted cash specific to these projects or reimbursed by a third party.

	Three Months Ended
(in millions)	June 30, 2025	June 30, 2024
Flight equipment, including advance payments	$996	$1,007
Ground property and equipment, including technology	213	301
Adjusted for:
Net cash flows related to certain airport construction projects	(41)	(92)
Gross capital expenditures	$1,168	$1,216

Six Months Ended
(in millions)	June 30, 2025
Flight equipment, including advance payments	$1,983
Ground property and equipment, including technology	450
Adjusted for:
Net cash flows related to certain airport construction projects	(90)
Gross capital expenditures	$2,342

16

Free Cash Flow. We present free cash flow because management believes this metric is helpful to investors to evaluate the company’s ability to generate cash that is available for use for debt service or general corporate initiatives. Free cash flow is also used internally as a component of our incentive compensation programs. Free cash flow is defined as net cash from operating activities and net cash from investing activities, adjusted for (i) pension plan contributions, (ii) net cash flows related to certain airport construction projects and (iii) net redemptions of short-term investments. These adjustments are made for the following reasons:

Pension plan contributions. Cash flows related to pension funding are included in our GAAP operating activities. We adjust to exclude these contributions to allow investors to understand the cash flows related to our core operations.

Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities and capital expenditures. We have adjusted for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company’s free cash flow and capital expenditures that are core to our operations in the periods shown.

Net redemptions of short-term investments. Net redemptions of short-term investments represent the net purchase and sale activity of investments and marketable securities in the period, including gains and losses. We adjust for this activity to provide investors a better understanding of the company’s free cash flow generated by our operations.

	Three Months Ended
(in millions)	June 30, 2025	June 30, 2024
Net cash provided by operating activities	$1,856	$2,450
Net cash used in investing activities	(1,199)	(809)
Adjusted for:
Pension plan contributions	47	–
Net cash flows related to certain airport construction projects and other	28	99
Net redemptions of short-term investments	–	(467)
Free cash flow	$733	$1,274

Six Months Ended
(in millions)	June 30, 2025
Net cash provided by operating activities	$4,235
Net cash used in investing activities	(2,423)
Adjusted for:
Pension plan contributions	57
Net cash flows related to certain airport construction projects and other	144
Free cash flow	$2,014

17